Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY REPORTS

FIRST QUARTER 2015 RESULTS

Core FFO per Share of $0.31

In-Service Occupancy of 96.0 Percent

Over $1.5 Billion of Non-Strategic Asset Dispositions through

April 2015

2015 Guidance Updated

(INDIANAPOLIS, April 29, 2015) – Duke Realty Corporation (NYSE: DRE), a leading industrial, medical and suburban office property REIT, today reported results for the first quarter of 2015.

Quarterly Highlights

•	Core Funds from Operations (“Core FFO”) per diluted share was $0.31 for the quarter. Funds from Operations (“FFO”) per diluted share as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) was $0.33 for the quarter.

•	Operating results:

•	Occupancy, excluding the property portfolio dispositions described in the “Significant Post Quarter Transactions” section below, in the total portfolio of 94.5 percent and the in-service portfolio occupancy of 96.0 percent;

•	Same-property net operating income growth of 6.8 percent for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014 and 5.4 percent for the twelve months ended March 31, 2015 as compared to the twelve months ended March 31, 2014;

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

•	Adjusted Funds from Operations (“AFFO”) of $0.28 per diluted share, which results in a dividend payout ratio of 61 percent;

•	Total leasing activity, excluding leasing activity related to properties sold as part of the “Significant Post Quarter Transactions” section below, of 6.5 million square feet.

•	Successful execution of capital transactions during the quarter:

•	Began $80 million of new developments;

•	Completed $161 million of non-strategic building and land dispositions;

•	Repaid $250 million of unsecured notes that bore interest at an effective rate of 7.5 percent.

Denny Oklak, Chairman and CEO said, “We experienced continued strong operational results in the first quarter and further improved our in-service occupancy. Additionally, we executed 3.3 million square feet of renewal leases, representing a 77 percent renewal rate, during the quarter with a significant 8.4 percent growth in net effective rent. Same property net operating income growth for the quarter was also a very strong 6.8 percent.”

Commenting on first quarter dispositions of $161 million, Mr. Oklak stated, “I am happy to say that our first quarter dispositions included our last retail project and also all of our remaining office properties in Cleveland. In addition to the first quarter dispositions, in April we completed the previously announced $1.1 billion suburban office portfolio disposition to an affiliate of Starwood Capital and the second phase of the sale of non-strategic industrial properties located primarily in the Midwest for $270 million. When including these sales along with the disposition activity during the first quarter, we have already disposed of over $1.5 billion of non-strategic assets so far this year.”

Mark Denien, Chief Financial Officer, commented, “We immediately utilized a significant portion of the proceeds from our disposition activity to reduce our outstanding debt, including the repayment of $250 million of unsecured debt at its February maturity date, the early repurchase of $425 million of our unsecured notes as part of our previously announced tender offer, the repayment of over $137 million of secured debt and the repayment of $238 million of the outstanding balance on our unsecured line of credit. These actions resulted in an immediate and significant improvement to our leverage metrics.”

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

Financial Performance

•	The following table reconciles FFO per share, as defined by NAREIT, to Core FFO per share as measured by the company, for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31
	2015	2014
FFO per share – diluted, as defined by NAREIT	$0.33	$0.28
Adjustment:
Gain on land sales	(0.02)	—

Core FFO per share – diluted	$0.31	$0.28

•	Core FFO was $109 million for the first quarter of 2015, an increase of $16 million, or $0.03 per share, from the first quarter of 2014 as the result of having no ongoing preferred dividend obligations as well as improved property performance from increased occupancy, rental rate growth and the impact of new developments coming online. A reconciliation of net income to FFO as defined by NAREIT, as well as to Core FFO, is included in the financial tables included in this release.

•	Net income was $0.19 per diluted share for the first quarter of 2015 compared to $0.06 per diluted share for the same quarter in 2014. In addition to the factors driving the increase to Core FFO, the improved net income per share was due to increased gains on property and land sales and reduced depreciation expense resulting from a significant amount of properties being classified as held-for-sale during a portion of the first quarter 2015.

Portfolio Operating Performance

Strong overall operating performance across all product types:

•	In-service occupancy in the bulk distribution portfolio at March 31, 2015 of 96.8 percent compared to 96.4 percent at December 31, 2014.

•	In-service occupancy in the medical office portfolio of 94.2 percent at March 31, 2015 compared to 94.3 percent at December 31, 2014.

•	In-service occupancy in the suburban office portfolio of 86.0 percent at March 31, 2015 compared to 87.9 percent at December 31, 2014. Occupancy at March 31, 2015 for the suburban office portfolio was lower than December 31, 2014 as a result of excluding the properties sold on April 1, 2015 as part of the suburban office disposition from the March 31, 2015 occupancy.

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

•	Total occupancy, including properties under development, of 94.5 percent at March 31, 2015 compared to 93.8 percent at December 31, 2014.

•	Tenant retention of 77 percent for the quarter, with overall renewal rental rate growth of 8.4 percent.

•	Same-property net operating income growth of 5.4 percent for the twelve months ended March 31, 2015 and 6.8 percent for the three months ended March 31, 2015 as compared to the comparable periods ended March 31, 2014.

Real Estate Investment Activity

Development

Jim Connor, Chief Operating Officer, stated, “We continued to increase our investment in high quality industrial properties, starting four new industrial projects totaling 1.3 million square feet. Our development pipeline under construction, which totals 5.2 million square feet and is 55 percent leased, is comprised of what we believe to be a strong mix of pre-leased developments and speculative developments in high-growth markets. We also have a strong pipeline and expect starts to accelerate in the second quarter.”

The first quarter included the following development activity:

Wholly-Owned Properties

•	During the quarter, the company started $60 million of wholly-owned industrial development projects totaling 836,000 square feet, which were 95 percent leased in total. These wholly-owned development starts consisted of two 100 percent pre-leased industrial projects in Chicago and one 57 percent pre-leased industrial project in Washington, DC.

•	Wholly-owned development projects under construction at March 31, 2015, excluding the one suburban office project that will be sold at completion as part of the suburban office disposition, consisted of nine industrial projects totaling 3.2 million square feet, five medical office projects totaling 247,000 square feet and two suburban office projects totaling 256,000 square feet. These projects were 62 percent pre-leased in the aggregate.

•	Four bulk industrial projects, which were 93 percent leased and totaled 1.7 million square feet, were placed in service. Additionally, two medical office projects, which were 89 percent leased and totaled 143,000 square feet, were placed in service.

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

Joint Venture Properties

•	During the quarter, a 100 percent pre-leased bulk industrial project, totaling 451,000 square feet was started in Indianapolis in a 50 percent-owned unconsolidated joint venture.

•	One bulk industrial project, which was 100 percent leased and totaled 305,000 square feet, was placed in service during the quarter by a 50 percent-owned joint venture.

•	Joint venture development projects under construction at March 31, 2015 consisted of three industrial projects totaling 1.5 million square feet, which are 37 percent pre-leased.

Land Monetization

Deployment of $49 million of the company’s land holdings, through either sales or development, took place as follows during the first quarter:

•	Dispositions of 147 acres of non-strategic land across several markets, with a sales price of $35 million and a net gain on sale of $5 million;

•	Utilization of 58 acres of owned or jointly controlled land, with an improved basis of $14 million, for development projects.

Building Dispositions

Building dispositions totaled $126 million in the first quarter and were comprised of the following:

Wholly-Owned Properties

•	Four industrial buildings in Minneapolis, which were 100 percent leased and totaled 692,000 square feet;

•	A 284,000 square foot, 83 percent leased, retail property in Eastern Pennsylvania;

•	A 57,000 square foot, 100 percent leased, medical office building in San Antonio;

•	Six suburban office properties in Cleveland, which were 67 percent leased, totaled 421,000 square feet, and represented the completion of the company’s exit from Cleveland.

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

Joint Venture Properties

•	A 122,000 square foot, 100 percent leased, office building in Raleigh.

Significant Post Quarter Transactions

On April 1, 2015, the company completed the previously announced suburban office portfolio sale to a joint venture with affiliates of Starwood Capital Group, Vanderbilt Partners and Trinity Capital Advisors for $1.1 billion. This transaction included all of the company’s wholly-owned, in-service suburban office properties located in Nashville, Raleigh, South Florida and St. Louis. The portfolio included approximately 6.7 million square feet in 61 buildings and 57 acres of undeveloped land. One additional office asset currently under construction in Raleigh will be sold upon completion in late 2015.

On April 8, 2015, the company completed the sale of 51 non-strategic industrial properties for $270 million. These properties totaled 5.2 million square feet and were located in primarily Midwest markets.

On April 3, 2015, the company used a portion of the proceeds from the suburban office portfolio sale to complete a tender offer to repurchase unsecured notes having a face value of $425 million, for a cash payment of $500 million.

Denny Oklak, Chairman and Chief Executive Officer, said, “The completion of these major dispositions represents a significant change in the character of Duke Realty. Our bulk industrial business now represents over 70 percent of our net operating income, more than double what it was five years ago. Net operating income from our superior quality bulk industrial and medical office portfolios now comprise nearly 90 percent of our total net operating income. In addition, after completion of these dispositions and the use of a portion of the proceeds to repay debt, our pro forma leverage metrics are substantially improved with debt to EBITDA at 6.2 times and our fixed charge coverage ratio of 2.8 times.”

Distributions Declared

Our board of directors declared a quarterly cash distribution on our common stock of $0.17 per share, or $0.68 per share on an annualized basis. The first quarter dividend will be payable May 29, 2015 to shareholders of record on May 14, 2015.

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

2015 Earnings Guidance

The company narrowed its previous Core FFO guidance for 2015 to a range of $1.13 to $1.19 per share, compared to previous guidance of $1.12 to $1.20 per share. The company increased its AFFO guidance for 2015 to a range of $0.98 to $1.04 per share, compared to previous guidance of $0.96 to $1.04 per share.

Guidance for same property net operating income growth, for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014, was increased to a range of 3.0 to 5.0 percent compared to previous guidance of 2.0 to 4.0 percent.

Guidance for 2015 average in-service occupancy also was increased to a range of 95.0 percent to 96.0 percent compared to previous guidance, which ranged from 94.5 percent to 95.5 percent.

FFO and AFFO Reporting Definitions

FFO: FFO is computed in accordance with standards established by NAREIT. NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property, impairment charges related to depreciable real estate assets, and extraordinary items (computed in accordance with generally accepted accounting principles (“GAAP”)); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. The company believes FFO to be most directly comparable to net income as defined by GAAP. The company believes that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not represent a measure of liquidity, nor is it indicative of funds available for the company’s cash needs, including the company’s ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include gains on sale of undeveloped land, impairment charges not related to depreciable real estate assets, tax expenses or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were established as the result of the adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains (losses) on debt transactions, adjustments on the repurchase or redemption of preferred stock, gains (losses) on and related costs of acquisitions, and severance charges related to major overhead restructuring

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

activities. Although the company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the company believes it provides a meaningful supplemental measure of its operating performance.

AFFO: AFFO is defined by the company as Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

Same Property Performance

The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company utilizes same-property net income growth as a supplemental measure to evaluate property-level performance, and jointly-controlled properties are included at our ownership percentage.

A description of the properties that are excluded from the company’s same-property measure is included on page 19 of our March 31, 2015 supplemental information.

About Duke Realty Corporation

Duke Realty Corporation owns and operates approximately 141 million rentable square feet of industrial and office assets, including medical office, in 22 major U.S. metropolitan areas. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty Corporation is available at www.dukerealty.com.

First Quarter Earnings Call and Supplemental Information

Duke Realty Corporation is hosting a conference call tomorrow, April 30, 2015, at 3:00 p.m. ET to discuss its first quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company’s website.

A copy of the company’s supplemental information will be available by 6:00 p.m. ET today through the Investor Relations section of the company’s website.

Duke Realty Reports First Quarter 2015 Results

April 29, 2015

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company’s common stock; (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (ix). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010

Duke Realty Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2015	December 31, 2014
Assets
Real estate investments:
Land and improvements	$1,383,889	$1,412,867
Buildings and tenant improvements	4,815,764	4,986,390
Construction in progress	194,918	246,062
Investments in and advances to unconsolidated companies	341,911	293,650
Undeveloped land	473,562	499,960

	7,210,044	7,438,929
Accumulated depreciation	(1,176,719)	(1,235,337)

Net real estate investments	6,033,325	6,203,592

Real estate investments and other assets held-for-sale	840,018	725,051

Cash and cash equivalents	17,806	17,922
Accounts receivable, net	28,961	26,168
Straight-line rents receivable, net	110,635	109,657
Receivables on construction contracts, including retentions	44,860	36,224
Deferred financing costs, net	36,427	38,734
Deferred leasing and other costs, net	374,862	387,635
Escrow deposits and other assets	243,610	209,856

	$7,730,504	$7,754,839

Liabilities and Equity
Indebtedness:
Secured debt	$919,448	$983,242
Unsecured debt	3,113,617	3,364,161
Unsecured line of credit	453,000	106,000

	4,486,065	4,453,403

Liabilities related to real estate investments held-for-sale	23,408	18,328

Construction payables and amounts due subcontractors, including retentions	46,723	69,470
Accrued real estate taxes	70,130	76,308
Accrued interest	34,634	55,110
Other accrued expenses	38,766	62,632
Other liabilities	98,532	95,566
Tenant security deposits and prepaid rents	38,063	44,142

Total liabilities	4,836,321	4,874,959

Shareholders’ equity:

Common stock	3,450	3,441
Additional paid-in-capital	4,952,319	4,944,800
Accumulated other comprehensive income	2,739	3,026
Distributions in excess of net income	(2,084,810)	(2,090,942)

Total shareholders’ equity	2,873,698	2,860,325

Noncontrolling interest	20,485	19,555

Total equity	2,894,183	2,879,880

	$7,730,504	$7,754,839

Duke Realty Corporation and Subsidiaries

Consolidated Statement of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Rental and related revenue	$214,615	$208,646
General contractor and service fee revenue	52,820	55,820

	267,435	264,466

Expenses:
Rental expenses	36,124	42,041
Real estate taxes	30,779	29,203
General contractor and other services expenses	47,023	47,271
Depreciation and amortization	81,903	88,298

	195,829	206,813

Other operating activities:
Equity in earnings of unconsolidated companies	6,246	2,321
Gain on sale of properties	23,484	15,853
Gain on land sales	5,425	152
Other operating expenses	(1,557)	(2,216)
General and administrative expenses	(17,004)	(14,694)

	16,594	1,416

Operating income	88,200	59,069

Other income (expenses):
Interest and other income, net	338	351
Interest expense	(49,610)	(49,261)
Acquisition-related activity	(28)	(14)

Income from continuing operations, before income taxes	38,900	10,145
Income tax expense	(1,484)	(2,674)

Income from continuing operations	37,416	7,471

Discontinued operations:
Income before gain on sales	10,178	1,325
Gain on sale of depreciable properties, net of tax	18,375	16,775

Income from discontinued operations	28,553	18,100

Net income	65,969	25,571
Dividends on preferred shares	—	(7,037)
Adjustments for redemption/repurchase of preferred shares	—	483
Net income attributable to noncontrolling interests	(725)	(334)

Net income attributable to common shareholders	$65,244	$18,683

Basic net income per common share:
Continuing operations attributable to common shareholders	$0.11	$0.00
Discontinued operations attributable to common shareholders	0.08	0.06

Total	$0.19	$0.06

Diluted net income per common share:
Continuing operations attributable to common shareholders	$0.11	$0.00
Discontinued operations attributable to common shareholders	0.08	0.06

Total	$0.19	$0.06

Duke Realty Corporation and Subsidiaries

Summary of EPS, FFO and AFFO

Three Months Ended March 31

(Unaudited and in thousands, except per share amounts)

	2015			2014
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$65,244			$18,683
Less: dividends on participating securities	(620)			(645)

Net income per common share- basic	64,624	344,597	$0.19	18,038	327,106	$0.06
Add back:
Noncontrolling interest in earnings of unitholders	699	3,695		250	4,387
Other potentially dilutive securities		361			223

Net income attributable to common shareholders- diluted	$65,323	348,653	$0.19	$18,288	331,716	$0.06

Reconciliation to funds from operations (“FFO”)
Net income attributable to common shareholders	$65,244	344,597		$18,683	327,106
Adjustments:
Depreciation and amortization	85,420			98,264
Company share of joint venture depreciation, amortization and other	4,928			6,396
Gains on depreciable property sales - wholly owned, discontinued operations	(18,375)			(19,752)
Gains on depreciable property sales - wholly owned, continuing operations	(23,484)			(15,853)
Income tax expense triggered by depreciable property sales	1,484			5,651
Gains/losses on depreciable property sales - JV	(1,544)			165
Noncontrolling interest share of adjustments	(514)			(991)

Funds from operations- basic	113,159	344,597	$0.33	92,563	327,106	$0.28
Noncontrolling interest in income of unitholders	699	3,695		250	4,387
Noncontrolling interest share of adjustments	514			991
Other potentially dilutive securities		3,233			2,887

Funds from operations- diluted	$114,372	351,525	$0.33	$93,804	334,380	$0.28
Gain on land sales	(5,425)			(152)
Adjustments for redemption/repurchase of preferred shares	—			(483)
Acquisition-related activity	28			14

Core funds from operations- diluted	$108,975	351,525	$0.31	$93,183	334,380	$0.28

Adjusted funds from operations
Core funds from operations- diluted	$108,975	351,525	$0.31	$93,183	334,380	$0.28
Adjustments:
Straight-line rental income and expense	(9,179)			(6,701)
Amortization of above/below market rents and concessions	2,113			2,468
Stock based compensation expense	10,065			8,277
Noncash interest expense	1,775			1,602
Second generation concessions	(36)			(76)
Second generation tenant improvements	(6,900)			(7,461)
Second generation leasing commissions	(6,698)			(6,902)
Building improvements	(290)			(337)

Adjusted funds from operations - diluted	$99,825	351,525	$0.28	$84,053	334,380	$0.25